Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
Microchip Technology Incorporated
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities
The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of that offering is $1,485,000,000.

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	1	Equity	Depositary Shares representing a 1/20 th interest in a share of 7.50% Series A Mandatory Convertible Preferred Stock	457(r)	29,700,000	$50.00	$1,485,000,000	$ 153.10 per million	$227,353.50

Fees to be Paid	2	Equity	Common Stock, par value $0.001 per share	457(i)	—	—	—	—	$0.00

Fees Previously Paid

Carry Forward Securities

			Total Offering Amounts:				$1,485,000,000		$227,353.50

			Total Fees Previously Paid:						$0.00

			Total Fee Offsets:						$0.00

			Net Fee Due:						$227,353.50
Offering Note

1
Represents up to 29,700,000 Depositary Shares (the “Depositary Shares”), each representing a 1/20th interest in a share
of
the
Registrant’s 7.50% Series A Mandatory Convertible Preferred Stock, par value $0.001 per share, (the “Mandatory Convertible Preferred Stock”), including 2,700,000 Depositary Shares issuable upon exercise of the underwriters’ option to purchase additional Depositary Shares from the Registrant solely to cover over-allotments, if any. The fee payable in connection with the offering relating to this exhibit has been calculated pursuant to Rule 457(r) under the Securities Act of 1933, as amended, (the “Securities Act”) and paid in accordance with Rule 456(b) under the Securities Act.

2
Includes (i) 29,117,880 shares of the Registrant’s common stock, par value $0.001 per share, (the “Common Stock”) issuable upon conversion of
29,700,000 shares of Mandatory Convertible Preferred Stock at the initial maximum conversion rate of 0.9804 shares of Common Stock per Depositary Share; and (ii) up to 18,862,584 shares of Common Stock issuable upon conversion of 29,700,000 shares of Mandatory Convertible Preferred Stock on account of unpaid dividends, based on the initial floor price of $17.85 per share of Common Stock, as described in the prospectus supplement relating to the registration statement to which this exhibit is attached. Under Rule 416, the number of shares of Common Stock whose offer and sale are registered hereby includes an indeterminate number of shares of Common Stock that may be issued in connection with stock splits, stock dividends, or similar transactions. Additionally, under Rule 457(i), there is no additional filing fee payable with respect to the shares of Common Stock issuable upon conversion of the Mandatory Convertible Preferred Stock because no additional consideration will be
received in connection with the exercise of the conversion privilege or upon mandatory conversion.